Mail Stop 3561

      							August 4, 2005

Via U.S. Mail and Fax
Mr. Robert J. Rueckl
Chief Financial Officer
Zomax Incorporated
5353 Nathan Lane
Plymouth, MN 55442

	RE:	Zomax Incorporated
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005

		Form 10-Q for the fiscal quarter ended April 1, 2005
		File No. 000-28426

Dear Mr. Rueckl:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director